Exhibit 3

Names and Addresses of the Underwriters

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, NY 10036